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                                                                    Exhibit 99.5


                                    AFFIDAVIT

I, Sarah P. Cecil, being duly sworn, hereby depose and state:

(i)      I am Corporate Counsel of Vertex Pharmaceuticals Incorporated (the
         "Company").

(ii) The Company has executed that certain Agreement and Plan of Merger dated as of April 29, 2001 (the "Merger Agreement") with Ahab Acquisition Sub, Inc. ("Merger Sub") and Aurora Biosciences Corporation ("Aurora"), pursuant to which Aurora will be merged with Merger Sub and become a wholly owned subsidiary of the Company (the "Merger").

(iii) In accordance with the terms of that certain Agreement, dated April 29, 2001, by and between Aurora, Dr. Stuart J.M. Collinson and the Company, the Company has agreed that Dr. Collinson will be appointed to the Board of Directors of the Company upon the consummation of the Merger.

(iv) Dr. Collinson has agreed to serve as a director of the Company after completion of the Merger. Dr. Collinson is not currently a stockholder or employee of the Company or any of its subsidiaries or affiliates.

(v) Dr. Collinson has advised me that he is agreeable to serving as a director of the Company after completion of the Merger, but will not consent to being named in the Registration Statement for the Merger as a person about to become a director because of his lack of any significant involvement with the Company prior to the completion of the Merger and the Form S-4 Registration Statement as it applies to the proposed registration of shares of the Company's common stock. As a result of the foregoing, I believe that the obtaining of such consent is impracticable.


                                                       By: /s/ Sarah P. Cecil
                                                           ------------------
                                                           Sarah P. Cecil

                                                       Date:  May 22, 2001

[SEAL]

Commonwealth of Massachusetts
Suffolk County
Acknowledged before me this 22nd day of May, 2001.


/s/ Anne Marie Frasier
-----------------------
Notary Public